EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated effective as of the 1st day of March, 2016.

BETWEEN:

THE ALKALINE WATER COMPANY INC., a corporation incorporated pursuant to the laws of the State of Nevada and having an office for business located at 7730 East Greenway Road, Suite 203, Scottsdale, Arizona 85260

(the “Company”)

AND:

RICHARD A. WRIGHT, an individual resident of the State of Arizona with an address of c/o 7730 East Greenway Road, Suite 203, Scottsdale, Arizona 85260

(the “Executive”)

RECITALS:

A.	The Company is in the beverage industry and distributes alkaline water; and

B.	The Company and the Executive have agreed to enter into an employment relationship for their mutual benefit.

NOW THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.          DEFINITIONS

1.1	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

	(a)	“Agreement” means this Agreement and all schedules and amendments hereto.

	(b)	“Award” has the meaning set out in the Plan.

	(c)	“Award Agreement” has the meaning set out in the Plan.

	(d)	“Board” means the Board of Directors of the Company.

	(e)	“Change of Control Event” means the occurrence of any one of the events set out in Sections 1.1.(e)(i) to 1.1(e)(v) below:

(i)

the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any one individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934), of beneficial ownership of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(ii)

the approval by the stockholders of the Company of a reorganization, merger, amalgamation, combination or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger, amalgamation, combination or consolidation do not, following such reorganization, merger, amalgamation, combination or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such reorganization, merger, amalgamation, combination or consolidation;

(iii)

the exercise of the voting power of all or any securities of the Company so as to cause or result in the election of a majority of members of the Board who were not previously incumbent directors thereof;

(iv)

a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company or a wholly-owned subsidiary of the Company) of more than 40% of the issued and outstanding voting securities of the Company; or

(v)	a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

In the case of the occurrence of any of the events set forth in this Section 1.1(e), a Change of Control Event shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Company’s organization or the name of the Company or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event. Additionally, a Change of Control Event shall not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event.

(f)	“Common Shares” means the shares of common stock, par value $0.001, of the Company.

(g)

“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)

the Company’s properties and production methods, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(ii)

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iii)

any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(iv)

internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

(v)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

(vi)

all information that becomes known to the Executive as a result of this Agreement or the services performed hereunder that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

provided that Confidential Information does not include any of the following:

(vii)

the general skills and experience gained by the Executive during the Executive’s employment with the Company that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies;

(viii)	information publicly known without breach of this Agreement or similar agreements;

(ix)

information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

(x)	information known to the Executive at the date of this Agreement.

(h)	“Date of Termination” means the date of termination of this Agreement.

(i)

“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

	(i)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

	(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s employment by the Company;

	(iii)	result from or derive from the use or application of the resources of the Company or its affiliates; or

	(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(j)	“Directors” means the Directors of the Company, and “Director” means any one of them.

(k)	“Effective Date” means the date of this Agreement as shown on the first page hereof.

(l)	“Just Cause” includes, but is not limited to:

(i)

the Executive’s failure to properly discharge his lawful duties after receiving a written notice from the Board which advises of the details of such failure and which provides the Executive 30 days to cure such failure;

(ii) the Executive’s conviction for any crime respecting the property of the Company or which calls into question the Executive’s personal honesty;

(iii)

any breach by the Executive of the fiduciary duties normally owed by a Vice President, Secretary and Treasurer of a corporation, including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Company after receiving a written notice from the Board which advises of the details of such breach and which provides the Executive with 30 days to cure such breach; or

(iv)

any material breach of this Agreement by the Executive after receiving a written notice from the Board which advises of the details of such breach and which provides the Executive 30 days to cure such breach.

(m)	“Pay Period” means the recurring length of time over which employee time is recorded and paid by the Company.

(n)	"Plan" means the 2013 Equity Incentive Plan adopted by the Board, and any successor equity incentive plan that may be adopted by the Board from time-to-time after the Effective Date.

(o)	“Salary” has the meaning set out in Section 3.1.

2.          TERMS AND CONDITIONS OF EMPLOYMENT

2.1        Employment. The Company and the Executive agree that, as of the Effective Date, the Company shall employ the Executive on the terms and conditions set out in this Agreement. The Executive shall perform such duties as are regularly and customarily performed by the Vice President, Secretary and Treasurer of a corporation, and any other duties consistent with the Executive’s position in the Company. The Executive agrees that, in addition to role of Vice President, Secretary and Treasurer of the Company, the Executive shall:

(a)	perform other related positions or duties of senior capacity as the Board may from time to time reasonably require; and

(b)	the Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Board.

2.2	Reporting. The Executive shall:

	(a)	report to the Board and take direction from the Board by resolution and in the absence of, or pending a resolution of the Board on any matter, take direction from the Chief Executive Officer;

	(b)	attend all meetings of the Board;

	(c)	at meetings of the Board, have the authority to propose any resolution for consideration by the Board; and

	(d)	ensure that all contracts and similar arrangements of the Company shall be approved and signed in accordance with the signing authorities authorized by the Board from time to time.

2.3        Term. This Agreement shall commence on the Effective Date, and, unless renewed under Section 2.4 or otherwise terminated under Section 6, shall terminate on the third anniversary of the Effective Date.

2.4        Renewal. On the third anniversary of the Effective Date and on each annual anniversary date thereafter, the term of this Agreement shall automatically be extended by one additional year unless either party gives ninety (90) days’ written notice to the other of its intention not to renew this Agreement.

2.5        Location. The Executive’s employment shall be based in the Company’s offices in Scottsdale, Arizona. The Executive understands that he may be required to travel regularly in order to fulfill his duties as Vice President, Secretary and Treasurer of the Company.

2.6        Full Time and Efforts. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote sufficient working time, effort, care and attention to his duties set out in this Agreement and to the business of the Company in order to properly discharge his duties hereunder.

2.7        Authority. The Executive shall have, subject always to the general or specific instructions and directions of the Board, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board or by the stockholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than the senior management and officers of the Company, provided always that the contracts, engagements and commitments entered into are in accordance with the budgets presented to and approved by the Board.

2.8        Fiduciary Role. The Executive acknowledges that, as the Vice President, Secretary and Treasurer of the Company, he occupies a position of fiduciary trust and confidence and, as a fiduciary, he shall develop and acquire wide experience and knowledge with respect to all aspects in which the business of the Company is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company.

3.          COMPENSATION

3.1	Salary.

(a)

During the Initial Term and any Renewal Terms in effect in which compensation has not been amended, the Company shall pay the Executive the sum of $14,000.00 per month (the “Salary”) or such other amount as may be determined by the Board from time to time.

(b)

All compensation payable to the Executive pursuant to this Section 3 or otherwise under this Agreement, shall be payable in accordance with the Company’s normal payroll practices, as applicable, and shall be subject to all statutory deductions that the Company is required to make and remit.

(c)

The Executive shall be responsible to pay for all federal, state and local taxes assessed on any income received from the Executive under this Agreement, which are over and above the amounts that were deducted and remitted on the Executive’s behalf by the Company.

3.2	Issuance and Conversion of Series C Preferred Stock.

(a)

Within ten days of the Effective Date, the Executive shall be issued 1,500,000 shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), pursuant to the Certificate of Designation for Series C Preferred Stock.

	(b)	The Executive agrees that the Series C Preferred Stock may not be sold, pledged or otherwise transferred by the Executive, other than with the written consent of the Board.

	(c)	The Company and the Executive agree that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock:

(i)	the occurrence of a Change of Control Event;

(ii)	the death of the Executive; and

(iii)	the termination of this Agreement for any reason.

3.3	Awards.

(a)

At the sole and absolute discretion of the Board and subject to compliance with the Plan, all applicable laws, regulations and rules of any governmental authority, quotation system or stock exchange, the Company may grant Awards to the Executive from time-to-time during the term of this Agreement but nothing in this Agreement shall obligate the Company to do so.

(b)

Any Awards granted to the Executive during the term of this Agreement shall be subject to the terms of the Plan, as the same may be amended from time to time, and the Award Agreement. In the event of any inconsistency among this Agreement, the Award Agreement and the Plan, the terms of the Plan and the Award Agreement will control, in descending order (for clarity, in the event of any inconsistency between the Plan and the Award Agreement, the terms of the Plan will control).

3.4	Bonuses.

(a)

The Company may pay to the Executive an annual discretionary performance bonus in an amount to be determined by the Board in its sole discretion based on the Executive’s achievement of the Company’s annual short-term and long-term performance goals and objectives.

(b)

The Executive will be eligible to participate in other bonus programs offered by the Company to the Company’s senior staff from time to time, which are based on performance targets as established by the Board in its sole discretion.

4.          EMPLOYEE BENEFITS AND EXPENSES

4.1        Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate in all of the Company’s employee benefit plans including without limitation any medical/hospital and extended health care benefits (collectively, the “Employee Benefits”) provided by the Company to its senior officers in accordance with the terms thereof as such may be in effect from time to time. Should the Company not provide such plans at any time, the Company shall reimburse the Executive for the reasonable cost of any such plans obtained privately.

4.2        Benefits on Cessation of Employment. Unless otherwise agreed by the parties, upon cessation of employment with the Company for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes termination with or without cause or adequate notice:

(a)

the Employee Benefits and any reimbursement in lieu of such Employee Benefits in accordance with Section 4.1 will continue for a period of six months after which time the Executive shall cease to participate in the Employee Benefits and shall not be entitled to any further benefits thereunder; and

(b)

after such six month period, the Executive shall be solely responsible for obtaining personal benefit plans to replace any or all Employee Benefits, including, without limitation, medical/hospital and extended health care benefits.

4.3        Automobile. The Company shall provide the Executive with vehicle leased in the Company’s name, with lease payments not exceeding $700/month or such other amount as may be determined by the Board from time to time.

4.4        Vacation. The Executive shall be entitled in each year to five (5) weeks’ paid vacation, in addition to weekends and statutory holidays, to be taken in installments of no more than three (3) consecutive weeks of paid time off. Subject to the foregoing, paid vacation is to be taken at such time or times as the Executive may select and the Board may reasonably approve having regard to the business affairs and operations of the Company.

4.5        Allowance for Other Benefits. The Company shall pay the Executive an allowance of $5,000 per month or such other amount as may be determined by the Board from time to time, which may be used by the Executive as he sees fit, including without limitation, the funding of non-qualified retirement plans.

4.6        Expenses. The Company shall reimburse the Executive for any expenses that the Executive incurs in connection with his duties under this Agreement, provided that the Executive provides to the Company an itemized written account and receipts acceptable to the Company within a reasonable time after they have been incurred.

5.          CONFIDENTIAL INFORMATION AND DEVELOPMENTS

5.1	Confidential Information.

(a)

All Confidential Information, whether developed by the Executive any time while he was employed by the Company, or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and shall at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)

As a consequence of the acquisition of Confidential Information or arising from his position as Vice President, Secretary and Treasurer, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company, its affiliates, suppliers and clients. In view of the foregoing, it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Executive’s employment by the Company:

(i)

at all times during and subsequent to the Executive’s employment with the Company, the Executive shall not disclose Confidential Information to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent, and the Executive shall take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information;

(ii)

at all times during and subsequent to the Executive’s employment with the Company, the Executive shall not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent and the Executive shall take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information; and

(iii)

within ten (10) business days after the termination of the Executive’s employment for any reason, the Executive shall promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or under the Executive’s control.

5.2	Intellectual Property.

(a)

All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with the Developments. The Executive agrees that no intellectual property rights in the Developments are or shall be retained by him. For greater certainty, all work done during the term of employment by the Executive for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be. In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in United States and worldwide to the Company and the Executive shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(b)

The Executive shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s employment, the Executive shall provide that cooperation so long as the Company pays to the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

5.3        Non-Competition. The Executive hereby covenants and agrees to and with the Company that he shall not either directly or indirectly as principal, agent, owner, partner, shareholder, director, officer or otherwise, own, operate, be engaged in the operation of or have any financial interest in any business operation whether a proprietorship, partnership, joint venture or private company, or otherwise carry on or be engaged in the beverage industry within North America for a period of one year following the voluntary termination of the employment relationship with the Company if the new venture would be in conflict or direct competition of or with the Company.

5.4        Consent to Enforcement. The Executive confirms that all restrictions in Sections 5.1, 5.2, and 5.3 are reasonable and valid and any defences to the strict enforcement thereof by the Company are waived by the Executive. Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in Sections 5.1, 5.2 and 5.3. The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

5.5        Effect of Bankruptcy and other Events. In the event of bankruptcy of the Company, dissolution of business or the inability or failure of the Company to satisfy the terms of compensation or benefits contained in Sections 3 and 4, the non-competition provisions set out in Section 5.3 shall no longer apply.

5.6        Obligations Remain. Except where Section 5.5 applies, the Executive’s obligations under each of Sections 5.1, 5.2, and 5.3 are to remain in effect in accordance with each of their terms and shall exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive’s wrongful dismissal by the Company.

6.          TERMINATION

6.1        Termination for Just Cause. The Company may terminate the Executive’s employment for Just Cause at any time by delivering to the Executive written notice of termination. In the event that the Executive’s employment with the Company is terminated by the Company for Just Cause, the Executive shall not be entitled to any additional payments or benefits hereunder (except as otherwise provided herein), other than for amounts due and owing to the Executive by the Company as at the Date of Termination, except for any Awards which shall be dealt with in accordance with the Plan and the Award Agreement.

6.2        Death or Disability. Subject to applicable employment laws or similar legislation, the Company may terminate the Executive’s employment in the event the Executive has been unable to perform his duties for a period of eight (8) consecutive months or a cumulative period of twelve (12) months in any consecutive twenty-four (24) month period, because of a physical or mental disability. The Executive’s employment shall automatically terminate on the Executive’s death. In the event the Executive’s employment with the Company terminates by reason of the Executive’s death or disability, then upon and immediately effective on the Date of Termination the Company shall promptly pay and provide the Executive (or in the event of the Executive’s death, the Executive’s estate);

(a)	any unpaid Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination;

(b)	reimbursement for any unreimbursed expenses incurred through to the Date of Termination; and

(c)	any outstanding amounts due under any Awards which shall be dealt with in accordance with the Plan and the Award Agreement.

6.3        Severance for Disability. In the event the Executive’s employment is terminated due to a disability pursuant to Section 6.2, the Company shall pay to the Executive the severance referred to in Section 6.4.

6.4        Termination by the Executive on Change of Control Event & Termination by the Company Other than for Just Cause.

(a)

If, within 90 days of the occurrence of a Change of Control Event, the Executive resigns from his employment relationship with the Company or the Company terminates this Agreement for any reason other than for Just Cause, then the Company shall pay the Executive severance in an amount equal to the following: 36 months’ Salary plus an amount, if any, equal to the following: one (1) month’s salary multiplied by the number of calendar years, starting on the Effective Date, that the Executive is employed by the Company under this Agreement.

(b)

The Company may terminate the Executive’s employment at any time for other than Just Cause by delivering to the Executive written notice of termination. If the Executive’s employment with the Company is terminated pursuant to this Section 6.4(b), then the Company shall pay the Executive severance in an amount equal to the following: 36 months’ Salary plus an amount, if any, equal to the following: one (1) month’s salary multiplied by the number of calendar years, starting on the Effective Date, that the Executive is employed by the Company under this Agreement.

(c)

The severance amount calculated pursuant to Sections 6.4(a) or 6.4(b) shall be subject to statutory deductions and shall be payable in one (1) lump sum within then (10) days of such resignation or termination.

6.5        Fair and Reasonable Provisions. The Company and Executive acknowledge and agree that the provisions of Section 6.4 regarding further payments of the Salary constitute fair and reasonable provisions for the consequences of such resignation or termination, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

6.6        Resignation of Offices. On termination of this Agreement for any reason, the Executive shall immediately resign all offices held (including directorships if requested) in the Company and, save as provided by this Agreement, the Executive shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive, as applicable, fails to resign as required by this Section 6.6, the Company is irrevocably authorized to appoint some person in his name and on his behalf to execute any documents or do anything necessary or requisite to give effect to such resignation.

7.          GENERAL

7.1        Indemnification by the Company. Provided that the Executive has acted within the scope of his authority, the Company shall indemnify and save harmless the Executive (including his heirs and legal representatives) against any and all costs, claims and expenses (including any amounts paid to settle any actions or satisfy any judgments) which:

(a)

the Executive may suffer or incur by reason of any matter or thing which the Executive may in good faith do or have done or caused to be done as an employee, officer or director of the Company, any of its subsidiaries or of any of their respective affiliates; or

(b)

was reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, officer or director of the Company, any of its subsidiaries or of any of their respective affiliates;

provided that, the foregoing indemnification will apply only if:

(c)	the Executive acted honestly and in good faith with a view to the best interests of the Company, any of its subsidiaries or any of their respective affiliates; and

(d)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

7.2        Indemnification by the Executive. The Executive shall indemnify and save harmless the Company against, and agree to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against the Company arising from or connected with the performance or non-performance of this Agreement by the Executive or the beach of any warranty, representation or covenant herein by the Executive, other than claims by the Executive pursuant to this Agreement. This Section shall survive the termination of this Agreement.

7.3        Insurance. If and to the extent the Company maintains directors’ and officers’ liability insurance for the protection of its executives in connection with acts and omissions occurring during their employment with the Company, the Executive shall be included as an officer and director who is covered by such policy on a basis no less favourable than made available to other executives of the Company.

7.4        Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement shall not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.5        Obligations Continue. The Executive’s obligations under Section 5 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

7.6        Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

7.7        Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business.

7.8        Governing Law and Venue. This Agreement is governed by the laws of the State of Arizona and the federal laws of the United States of America as applicable therein. The Executive irrevocably attorns to the jurisdiction of the courts of the State of Arizona.

7.9        Notices. Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in the United States, the notice to the following address or number:

(a)	in the case of the Company:

to 7730 East Greenway Road, Suite 203, Scottsdale, Arizona 85260, facsimile: 480.272.7275, email: ricky@wtfcpa.com

(b)	in the case of the Executive:

to the last address or facsimile of the Executive in the records of the Company and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

7.10      Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

7.11      Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.12      Currency. Unless otherwise specified herein all references to dollar or dollars are references to U.S. dollars.

7.13      Further Assurances. Each of the Executive and the Company shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Company may require for the purposes of giving effect to this Agreement.

7.14      Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any of its affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; the Executive shall not be entitled to any payment or other consideration or to any advance notice of any such assignment. The Executive by the Executive’s signature hereto expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Company” hereunder shall include its successor. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

7.15      Continuing Cooperation. The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

7.16      Legal Advice. The Executive acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement and he fully understands the nature of this Agreement and that he is entering into this Agreement voluntarily.

7.17      Counterparts/Electronic Execution. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

THE ALKALINE WATER COMPANY INC.

Per:	/s/ Steven P. Nickolas
Authorized Signatory

EXECUTED by RICHARD A. WRIGHT in the	)
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	)	/s/ Richard A. Wright
Print Name	)	RICHARD A. WRIGHT
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